Exhibit 10.2
BANK OF RUSTON
DEATH BENEFIT ONLY INCOME CONTINUATION PLAN

TABLE OF CONTENTS

ARTICLE I INTRODUCTION		1
1.1	Name of Plan	1
1.2	Purposes of Plan	1
1.3	Pre-Retirement Income Benefit Plan	1
1.4	Funding	1
1.5	Effective Date	1
1.6	Administration	1

ARTICLE II DEFINITIONS AND CONSTRUCTION		1
2.1	Definitions	1
2.2	Number and Gender	2
2.3	Headings	2

ARTICLE III PARTICIPATION AND ELIGIBILITY		2
3.1	Participation	2
3.2	Commencement of Participation	2

ARTICLE IV BENEFIT		3
4.1	Benefit	3

ARTICLE V PAYMENT OF BENEFITS		3
5.1	Timing of Distribution of Benefits	3
5.2	Benefits To Be Paid	3
5.3	Termination of Service Prior to Retirement Date	3
5.4	Termination of Benefits at Retirement Date	3
5.5	Designation of Beneficiaries	3
5.6	Unclaimed Benefits	3

ARTICLE VI ADMINISTRATION		4
6.1	Administrative Committee	4
6.2	General Powers of Administration	4
6.3	Indemnification of Administrative Committee	4

ARTICLE VII DETERMINATION OF BENEFITS, CLAIMS PROCEDURE		4
7.1	Claims	4
7.2	Claim Decision	4
7.3	Right of Review	5
7.4	Decision on Review	5
7.5	Preservation of Remedies	6

ARTICLE VIII ARBITRATION		6
8.1	Interstate Commerce	6
8.2	Arbitration	6
8.3	Arbitration Binding Upon Parties	6

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ARTICLE IX MISCELLANEOUS		6
9.1	Not Contract of Employment	6
9.2	Non-Assignability of Benefits	7
9.3	Withholding	7
9.4	Amendment	7
9.5	No Trust Created	7
9.6	Unsecured General Creditor Status of Participant	7
9.7	Severability	8
9.8	Governing Laws	8
9.9	Binding Effect	8
9.10	Entire Agreement	8

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ARTICLE I
INTRODUCTION
1.1	Name of Plan

Bank of Ruston (hereinafter referred to as the “Company”) hereby adopts the Bank of Ruston Death Benefit Only Income Continuation Plan effective November 1, 2005 (the “Plan”).

1.2	Purposes of Plan

The purpose of the Plan is to provide certain key employees of the Company death benefit only income continuation benefits. It is the consensus of the Board of Directors that each eligible employees’ services are in excess of the compensation paid and an invaluable contribution to the profits and position of the Company in their fields of activity. The Board further believes that each eligible employees’ experience, knowledge of corporate affairs, reputation and industry contacts are of such value and their continued services are so essential to Company’s future growth and profits that it would suffer severe financial loss should they terminate their services.

1.3	Pre-Retirement Income Benefit Plan

The Plan is intended to be a welfare benefit plan under ERISA. It provides no benefits during life.

1.4	Funding

The Plan is unfunded. All benefits will be paid from the general assets of the Company.

1.5	Effective Date

The Plan is effective as of November 1, 2005.

1.6	Administration

The Plan shall be administered by the Administrative Committee.
ARTICLE II
DEFINITIONS AND CONSTRUCTION
2.1	Definitions

For purposes of the Plan, the following words and phrases shall have the respective meanings set forth below, unless their context clearly requires a different meaning:
(a)	“Administrative Committee” means the Death Benefit Plan Conmiittee appointed by the Board of Directors.

(b)	“Beneficiary” means the person or persons designated by the Participant in accordance with Section 7.7.

(c)	“Benefit” means the benefit described in Article IV.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Company” means Bank of Ruston and those of their subsidiaries, as designated from time to time by the Board of Directors of Bank of Ruston.

(f)	“Death Benefit Only Income Continuation Plan Agreement” means the written agreement entered into between the Company and a Participant pursuant to which the parties establish the amount of the Participant’s benefit and the form of payment for such amounts.

(g)	“Directors” means the Board of Directors of the Company.

(h)	“Effective Date” means November 1, 2005.

(i)	“Employee” means any common-law employee of the Company.

(j)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(k)	‘Participant” means each Employee who has been selected for participation in the Plan and who has become a Participant pursuant to Article III.

(1)	“Parties” shall mean the Company and Participants and shall not include beneficiaries.

(m)	“Plan” means the Bank of Ruston Death Benefit Only Income Continuation Plan, as amended from time to time.

(n)	“Plan Year” means the time period between the effective date of the plan and December 31st for the initial plan year. After the initial plan year, plan year means the twelve-consecutive month period commencing January 1st of each year ending on December 31st.

(o)	“Retirement Date” means the later of the day the Participant attains age 70 (if still employed with the Company) or the date the Participant elects to retire and end services with the Company if past age 70.
2.2	Number and Gender

Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

2.3	Headings

The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.
ARTICLE III
PARTICIPATION AND ELIGIBILITY
3.1	Participation

Participants in the Plan are those Employees who are subject to the income tax laws of United States and selected by the Administrative Committee, in its sole discretion, as Participants. The Administrative Committee shall notify each Participant of his selection. as a Participant. Participant shall remain eligible to continue participation in the Plan for each Plan Year following his initial year of participation in the Plan.

3.2	Commencement of Participation

An Employee shall become a Participant effective as of the date the Administrative Committee determines, which date shall be on or after the date the Participant’s Death Benefit Only Income Continuation Agreement becomes effective.

ARTICLE IV
BENEFIT
4.1	Benefit

A Participant who has complied with all of the provisions of this Agreement shall be paid a monthly Death Benefit Only Income Continuation Benefit as stated in the Participant’s Death Benefit Only Income Continuation Agreement.
ARTICLE V
PAYMENT OF BENEFITS
5.1	Timing of Distribution of Benefits

Distribution of a Participant’s Death Benefit Only Income Continuation Benefit shall be made or commence, in the case of the Participant’s death, on the first day of the first month following the month of the Participant’s death.

5.2	Benefits To Be Paid

As long as the Participant remains in the employment of the Company, his beneficiary(ies) shall be entitled to receive the Death Benefit Only Income Continuation Benefit commencing on the first day of the first month following the month of the Participant’s death.

5.3	Termination of Service Prior to Retirement Date

If the Participant terminates from the employ of the Company, prior to Retirement Date, voluntarily or involuntarily, with or without cause, the Participant shall forfeit all benefits pursuant to Article IV of this Agreement and this Agreement shall become null and void.

5.4	Termination of Benefits at Retirement Date

If the Participant retires from employment of the Company under Article 2.1 (o), the Participant shall forfeit all benefits pursuant to Article IV of this Agreement and this Agreement shall become null and void as to the retired Participant.

5.5	Designation of Beneficiaries

Each Participant shall have the right to designate the beneficiary or beneficiaries to receive payment of his benefit in the event of his death. A beneficiary designation shall be made by executing the beneficiary designation form prescribed by the Administrative Committee and filing the same with the Administrative Committee. Any such designation may be changed at any time by execution of a new designation in accordance with this Section, If no such designation is on file with the Administrative Committee at the time of the death of the Participant or such designation is not effective for any reason as determined by the Administrative Committee, then the designated beneficiary or beneficiaries to receive such benefit shall be the Participant’s executor or administrator, or his heirs at law if there is no administration of such Participant’s estate.

5.6	Unclaimed Benefits

In the case of a benefit payable on behalf of such Participant, if the Administrative Committee is unable to locate the Participant or beneficiary to whom such benefit is payable, such benefit may be forfeited to the Company, upon the Administrative Committee’s determination. Notwithstanding the foregoing, if subsequent to any such forfeiture the Participant or beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit shall be paid by the Company or restored to the Plan by the Company.

ARTICLE VI
ADMINISTRATION
6.1	Administrative Committee

The Plan shall be administered by an Administrative Committee appointed by the Board of Directors. The Administrative Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Administrative Committee may delegate to others certain aspects of the management and operational responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals, provided that such delegation is in writing.

6.2	General Powers of Administration

The Administrative Committee. shall have all powers necessary or appropriate to enable it to carry out its administrative duties. Not in limitation, but in application of the foregoing, the Administrative Committee shall have the duty and power to interpret the Plan and determine all questions that may arise hereunder as to the status and rights of Employees, Participants, and Beneficiaries. The Administrative Committee may exercise the powers hereby granted in its sole and absolute discretion. No member of the Administrative Committee shall be personally liable for any actions taken by the Administrative Committee unless the member’s action involves gross negligence or willful misconduct.

6.3	Indemnification of Administrative Committee

The Company shall indemnify, hold harmless, and defend the members of the Administrative Committee against any and all claims, losses, damages, expenses, including attorney’s fees, incurred by them, and any liability, including any amounts paid in settlement with their approval arising from their action or failure to act, except when the same is judicially determined to be attributable to their gross negligence or willful misconduct.
ARTICLE VII
DETERMINATION OF BENEFITS, CLAIMS PROCEDURE
7.1	Claims

A person who has been denied a benefit by the Administrative Committee, or his or her duly authorized representative (hereinafter referred to as the “claimant”), may file a written request for such benefit with the Company, setting forth his or her claim. The Company shall make all determinations as to the right of any person to a benefit hereunder.

7.2	Claim Decision

If the claim is wholly or partially denied, the Company shall provide written or electronic notice thereof to the claimant within a reasonable period of time, but not later than ninety (90) days after receipt of the claim. Such notice shall (i) specify the reason for the denial; (ii) reference the provisions of this Agreement on which the denial is based; (iii) describe the additional material or information, if any, necessary for the claimant to receive benefits and explain why such information is necessary; and (iv) indicate the steps to be taken by the claimant if a review of the denial is desired, including the time limits applicable thereto; and (v) contain a statement of the claimant’s right to bring a civil action under the ERISA in the event of an adverse determination on review. An extension of time for processing the claim for benefits is allowable if special circumstances require an extension, but such an extension shall not extend beyond one hundred eighty (180) days from the date the claim for benefits is received by the Company. Written notice of any extension of time shall be delivered or mailed within ninety (90) days after receipt of the claim and shall include an explanation of the special circumstances requiring the extension and the date by which the

Company expects to render the final decision. If the Company fails to act within ninety (90) days of the receipt of a claim, the claim shall be deemed denied,
7.3	Right of Review

If a claim is denied and a review is desired, the claimant shall notify the Employer in writing within sixty (60) days after receipt of written notice of a denial of a claim. In requesting a review, the claimant may submit any written comments, documents, records, and other information relating to the claim, the claimant feels are appropriate. The claimant shall, upon request and free of charge, be provided reasonable access to, and copies of; all documents, records and other information “relevant” to the claimant’s claim for benefits. The Employer shall review the claim taking into account all comments, documents, records and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial benefit determination.

7.4	Decision on Review

Written notice of the decision on review shall be provided to the claimant within a reasonable period of time, but not later than sixty (60) days after receipt of a request for a review. An extension of time for making the decision on the request for review is allowable if special circumstances shall occur, but such an extension shall not extend beyond one hundred twenty (120) days from the date the request for review is received by the Employer. Written notice of the extension of time shall be delivered or mailed within sixty (60) days after receipt of the request for review, indicating the special circumstances requiring an extension and the date by which the Employer expects to render a determination.

Notwithstanding the preceding, if the Employer (or the appropriate fiduciary designated by the Employer), holds regularly scheduled meetings, at least quarterly, the provisions of this paragraph will apply with regard to the review of a denied claim. In such event, the decision upon review of a denied claim shall be made no later than the date of such meeting which immediately follows the receipt of a request for review, unless the request is filed within thirty (30) days preceding the date of such meeting. In such case, a benefit determination shall be made no later than the date of the second meeting following the receipt of the request for review. If special circumstances require a further extension of time for processing, a determination shall be rendered not later than the third meeting following the Employer’s receipt of the request for review. If such an extension is required, the Employer shall provide the claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to commencement of the extension. The Employer shall notify the claimant of the benefit determination as soon. as possible, but not later than five (5) days after the benefit determination is made.

The Employer shall provide the claimant with written or electronic notification of the benefit determination upon review. In the event of an adverse benefit determination on review, the notice thereof shall (1) specify the reason or reasons for the adverse determination; (ii) reference the specific provisions of this Agreement on which the benefit determination is based; and (iii) contain a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records and other information “relevant” to the claimant’s claim for benefits and (iv) inform the claimant of the right to bring action under the provisions of ERISA.

For purposes hereof, documents, records and information shall be considered “relevant” to the claimant’s claim if it (i) was relied upon in making the benefit determination, (ii) was submitted, considered, or generated in the course of making the benefit determination, whether or not actually relied upon in making the determination; or (iii) demonstrates compliance with the administrative processes and safeguards of this claims procedure.

7.5	Preservation of Remedies

After exhaustion of the claims procedure as provided herein, nothing shall prevent the claimant from pursuing any other legal or equitable remedy otherwise available; including the right to bring a civil action under Section 502(a) of ERISA.
ARTICLE VIII
ARBITRATION
8.1	Interstate Commerce

The parties agree and stipulate that the business of the Company and the Participant is extensively involved in interstate commerce, and that the parties stipulate that the Federal Arbitration Act is applicable to this Agreement.

8.2	Arbitration

Any claim, dispute or controversy of every kind and nature whatsoever between the parties arising out of or in connection with the subject matter of this Agreement shall be submitted to arbitration pursuant to the procedure set forth below. Such matters shall include, without limitation, the construction, validity, interpretation or meaning of this Agreement.
a.	Any demand for arbitration shall be in writing and shall include a statement of the matter in controversy. Notwithstanding the statement required to be set forth in the arbitration demand, upon submission of any matter in controversy to arbitration all matters in controversy between the parties thereto shall be arbitrated, whether or not set forth in the arbitration demand.

b.	Within thirty (30) days after such arbitration demand is made, the parties hereto, by unanimous agreement, shall name three (3) arbitrators, or if the parties hereto are unable to agree, the arbitrator shall be named by the Arbitration Committee of the American Arbitration Association upon the written request of any party hereto.

c.	If the controversy is arbitrated, the arbitrator may award arbitration costs and expenses, including attorneys’ fees, to the prevailing party if the arbitrator believes such relief is warranted.

d.	The claim or dispute shall be arbitrated pursuant to the Rules of the American Arbitration Association.
8.3	Arbitration Binding Upon Parties

The parties agree that the provisions of this arbitration clause shall be binding upon them and their successors and assigns, and shall serve as a complete defense and bar to any suit, action or proceeding heretofore or hereafter instituted in any federal, state or local court or before any administrative tribunal with respect to any claim, dispute or controversy between the parties relating to the subject matter of this Agreement.
ARTICLE IX
MISCELLANEOUS
9.1	Not Contract of Employment

The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company and any person or to be consideration for the employment of any person.

Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time nor shall the Plan be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person’s right to terminate his employment at any time.

9.2	Non-Assignability of Benefits

No Participant, Beneficiary or distributee of benefits under the Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and nontransferable. Any such attempted assignment or transfer shall be void. No amount payable hereunder shall, prior to actual payment thereof, be subject to seizure by any creditor of any such Participant, Beneficiary or other distributee for the payment of any debt judgment or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of such Participant, Beneficiary or other distributee hereunder.

9.3	Withholding

All benefit payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Company under any applicable local, state or federal law.

9.4	Amendment

The Company may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan. If the Plan is amended each Participant will be notified within a reasonable time period.

9.5	No Trust Created

Nothing contained in this Agreement, and no action taken pursuant to its provisions by either party hereto, shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Company and the Participant, his beneficiary, or any other person.

9.6	Unsecured General Creditor Status of Participant

The payments to Participant, his Beneficiary or any other distributee hereunder shall he made from assets which shall continue, for all purposes, to be a part of the, general, unrestricted assets of the Company; no person shall have nor acquire any interest in any such assets by virtue of the provisions of this Agreement. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Participant Beneficiary or other distributee acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company: no such person shall have nor require any legal or equitable right, interest or claim in or to any property or assets of the Company.

In the event that, in its discretion, the Company purchases an insurance policy, or policies insuring the life of the Employee (or any other property) to allow the Company to recover the cost of providing the benefits, in whole, or in part, hereunder, neither the Participant, Beneficiary or other distributee shall have nor acquire any rights whatsoever therein or in the proceeds therefrom. The Company shall be the sole owner and beneficiary of any such policy or policies and, as such, shall possess and, may exercise all incidents of ownership therein. No such policy, policies or other property shall be held in any trust for a Participant, Beneficiary or other distributee or held as collateral security for any obligation of the Company hereunder.

9.7	Severability

If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof, instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

9.8	Governing Laws

All provisions of the Plan shall be construed and enforced in accordance with the laws of the State of Louisiana, and in the courts situated in that State.

9.9	Binding Effect

This Plan shall be binding on each Participant and his heirs and legal representatives and on the Company and its successors and assigns.

9.10	Entire Agreement

This document and any amendments contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.
     IN WITNESS WHEREOF, the Company has caused this Plan to be properly executed on the 1st day of November 2005.

ATTEST:		BANK OF RUSTON

Mary B. Shepherd		By:	Benjamin L. Denny

Title:	EVP / CFO	Title:	President / CEO

DEATH BENEFIT ONLY INCOME CONTINUATION PLAN
AGREEMENT
     To the Administrative Committee of the Bank of Ruston Death Benefit Only Income Continuation Plan (“Plan”).
     In accordance with Section 4.1 of the Plan, I enter into this Death Benefit Only Income Continuation Agreement (“Agreement”) with Bank of Ruston (“Company”).
     Defined Benefit. Effective November 1, 2005, the Death Benefit Only Income Continuation Benefit for me under the Plan will be three thousand dollars ($3,000) payable monthly for two hundred forty (240) months.
     Dated this 1st day of November 2005, by the Participant and the Company.

COMPANY		JAMES H. HALL

BANK OF RUSTON		/s/ James H. Hall

By:	/s/ Benjamin L. Denny

Social Security Number
Attachment 1